EXHIBIT 10.58

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of December 15, 2000 (the "Effective Date") by and among Wencor West, Inc., a Utah corporation ("Wencor West"), as purchaser, Aviation Sales Distribution Services Company, a Delaware corporation ("Distribution Services"), as seller, and Aviation Sales Company, a Delaware corporation and the parent company of Distribution Services ("Aviation Sales"). For purposes of this Agreement, Wencor West, Distribution Services and Aviation Sales are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS:

         A. WHEREAS, Distribution Services owns all of the issued and outstanding shares of Common Stock, $1.00 par value per share (the "Shares"), of Aviation Sales Bearings Company, a Delaware corporation ("Bearings Company"), which is doing business under the trade name "Dixie Aerospace;"

         B. WHEREAS, Aviation Sales and Distribution Services (sometimes collectively referred to herein as "AVS") desire to sell and dispose of the Shares, and Wencor West desires to purchase and acquire the Shares, on the terms and conditions set forth in this Agreement;

         C. WHEREAS, the Parties entered into a letter of intent dated October 19, 2000 (the "Letter of Intent") regarding the transactions contemplated by this Agreement; and

         D. WHEREAS, this Agreement contemplates a transaction in which Wencor West will purchase and acquire from Distribution Services, and Distribution Services will sell and transfer to Wencor West, all of the Shares, in return for the purchase price (as described in Section 2.3 below).

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, premises and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions.

         "Accredited Investor" has the meaning set forth in Rule 501(a) of Regulation D promulgated under the 1933 Act.

         "Accounts Payable" has the meaning set forth in Section 2.3.1 below.

         "Accounts Receivable" has the meaning set forth in Section 2.2.1 below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the 1934 Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Agent" has the meaning set forth in Section 5.8 below.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Zions Bank in Salt Lake City, Utah plus three percent (3%) per annum.

         "Aviation Sales" has the meaning set forth in the preface above.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "Basket Amount" has the meaning set forth in Section 8.7.1 below.

         "Bearings Company" has the meaning set forth in Recital A above.

         "Cap Amount" has the meaning set forth in Section 8.7.1 below.

         "Cash Purchase Price" has the meaning set forth in Section 2.3 below.

         "Caribe Aviation" means Caribe Aviation, Inc., a Florida corporation and a wholly-owned subsidiary of Aviation Sales.

         "Closing" has the meaning set forth in Section 2.4 below.

         "Closing Date" has the meaning set forth in Section 2.4 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Confidentiality Agreement" means the letter agreement dated August 29, 2000 executed by and between Wencor West and Aviation Sales.

         "Confidential Information" means any information defined as "confidential information" under the Confidentiality Agreement.

         "Controlled Group" has the meaning set forth in Code Section 1563.

         "Credit Agreement" has the meaning set forth in Section 5.8 below.

         "Deferred Intercompany Transaction" has the meaning set forth in Reg.
Section 1.1502-13.

         "Disclosure Schedule" has the meaning set forth in the introductory paragraph to Section 4 below.

         "Dutch Lease" has the meaning set forth in Section 4.12.2 below.

         "Disclosure Schedule" has the meaning set forth in the introductory paragraph to Section 4 below.

         "Effective Date" has the meaning set forth in the preface above.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "English Lease" has the meaning set forth in Section 4.12.2 below.

         "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity that is treated as a single employer with AVS for purposes of Code Section 414.

         "Excess Accounts Receivable" has the meaning set forth in Section 2.2.1 below.

         "Excess Accounts Receivable Collection Agreement" shall mean the executed Excess Accounts Receivable Collection Agreement, the form of which is attached hereto as Exhibit "A".

         "Excess Inventory" has the meaning set forth in Section 2.2.2 below.

         "Excess Inventory Consignment Agreement" shall mean the executed Excess Inventory Consignment Agreement, the form of which is attached hereto as Exhibit "B".

         "FAA" means the United States Federal Aviation Administration.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 4.7 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 8.4.1 below.

         "Indemnifying Party" has the meaning set forth in Section 8.4.1 below.

         "Indenture" has the meaning set forth in Section 5.8 below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, vendor lists, distributor lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights and
(g) all copies and tangible embodiments thereof (in whatever form or medium).

         "Inventory" has the meaning set forth in Section 2.2.2 below.

         "Knowledge of AVS" means the actual knowledge after reasonable investigation of the following persons: Benito Quevedo (President and Chief Operating Officer of Aviation Sales and President of Distribution Services and Bearings Company), Michael C. Brant (Vice President and Chief Financial Officer of Aviation Sales and Distribution Services), and Michael Mayer (General Manager of Bearings Company).

         "Letter of Intent" has the meaning set forth in Recital C above.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Change or Event" means any event, change or effect that is materially adverse to the financial condition, assets, business, operations or results of operations of the particular entity in question.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section
4.7 below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4.7 below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4.7 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Non-Competition Agreement" means the Non-Competition Agreement attached hereto as Exhibit "M".

         "Ordinary Course of Business" means the ordinary day-to-day course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" and "Party" have the meanings set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Shares" has the meaning set forth in Recital A above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common or capital stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8.4.1 below.

         "Threatened" means that a demand or statement has been provided in writing or that notice has been given in writing with respect to the existence of a claim or proceeding.

         "Wencor West" has the meaning set forth in the preface above.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

2.       Purchase and Sale of the Shares.

         2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Wencor West agrees to purchase and acquire from Distribution Services, and Distribution Services agrees to sell and transfer to Wencor West, all of the Shares for the purchase price described in Section 2.3 below. Notwithstanding the language contained in Section 2.2 below, the Parties understand, acknowledge and agree that the transactions contemplated by this Agreement is a stock purchase transaction (involving the purchase and acquisition by Wencor West of all of the Shares, as provided herein), and not an asset purchase transaction, and the transaction contemplated hereby shall be treated as a stock purchase for legal, tax, accounting and financial purposes. In that regard, any profit or loss realized or suffered by Bearings Company prior to the Closing Date shall inure to the benefit or detriment of AVS, and any profit or loss realized or suffered by Bearings Company subsequent to the Closing Date shall inure to the benefit or detriment of Wencor West. Accordingly, upon the Closing of the transactions contemplated by this Agreement, Wencor West shall, by virtue of its ownership of the Shares, become entitled to and be the beneficial owner of all of the assets and properties of Bearings Company, known or unknown (including, but not limited to, all tangible and intangible assets and properties of Bearings Company), subject to all of the liabilities and obligations of Bearings Company, all except as otherwise specifically set forth herein.

         2.2 Consignment of Certain Assets; Agreement Regarding Value of Fixed Assets; Prepaid Expenses. The Parties agreed in the Letter of Intent that at the Closing of the stock purchase transaction contemplated by this Agreement, Bearings Company would have a certain level (but no more than a certain level) of accounts receivable and inventory. In furtherance of their agreement in this regard, the Parties hereby agree that not more than five (5) business days prior to the anticipated Closing Date, as agreed to by the Parties:

                  2.2.1 AVS will allow Wencor West to designate (in Wencor West's sole and absolute discretion) Bearings Company accounts receivable with an aggregate gross book value of $3,000,000 (the "Accounts Receivable"), which Accounts Receivable (or the resulting cash collection therefrom, if received prior to the Closing Date), will remain as assets of Bearings Company at the Closing. All other accounts receivables of Bearings Company as of the Closing Date (the "Excess Accounts Receivable") shall, immediately prior to the Closing, be assigned and transferred by Bearings Company to Caribe Aviation and shall not be assets of Bearings Company at the Closing; provided, however, that at and after the Closing the Excess Accounts Receivable and all books and records related thereto shall remain with Bearings Company for collection, and, after the Closing, Bearings Company shall have the exclusive right to collect the Excess Accounts Receivable for and on behalf of Caribe Aviation, as provided by an exclusive Accounts Receivable Collection Agreement, the form of which is attached hereto as Exhibit "A". A written list of the accounts receivable of Bearings Company shall be prepared by AVS (with oversight by Wencor West and its agents and representatives) as of a date not more than five (5) business days nor less than three (3) business days before the anticipated Closing Date, as agreed to by the Parties, and such list shall be provided by AVS to Wencor West not less than three (3) business days before such anticipated Closing Date. The Parties agree that such list shall be the list used by Wencor West from which to select the Accounts Receivable, and that Wencor West shall select the Accounts Receivable and notify AVS of its selection not later than twenty-four (24) hours before the anticipated Closing Date. All of Bearings Company's accounts receivable as of the Closing Date that have not been selected by Wencor West as part of the Accounts Receivable shall be deemed to be the Excess Accounts Receivable. A list of the Accounts Receivable and the Excess Accounts Receivables as of the Closing Date shall be attached to this Agreement as Exhibit "C" and Exhibit "D", respectively. The Parties understand, acknowledge and agree that the Excess Accounts Receivable Collection Agreement provides, among other things, that in the event AVS does not promptly pay any trade accounts payable that it fails to identify on Exhibit "G" attached hereto (so they can be used to determine the Cash Purchase Price at the Closing, as contemplated by Section 2.3.1 below), that, after the Closing, Bearings Company can, at its sole discretion, elect to pay the same and offset the amount paid in connection therewith against any amounts due to AVS on account of collections of the Excess Accounts Receivable (as provided by this Section 2.2.1) and/or any amounts due to AVS on accounts of sales of Excess Inventory under the Excess Inventory Consignment Agreement (as provided by Section 2.2.2 below).

                  2.2.2 AVS will allow Wencor West to designate (in Wencor West's sole and absolute discretion) Bearings Company aviation bearings parts and product inventory with an aggregate gross book value of $16,000,000 (the "Inventory"), which Inventory will remain as assets of Bearings Company at the Closing. All other inventory of Bearings Company as of the Closing Date that has not been selected by Wencor West (the "Excess Inventory") shall, immediately prior to the Closing, be assigned and transferred by Bearings Company to Caribe Aviation and shall not be assets of Bearings Company at the Closing; provided, however, that at and after the Closing the Excess Inventory shall remain with Bearings Company and shall be consigned by Caribe Aviation to Bearings Company for sale by Bearings Company in its business pursuant to an exclusive Excess Inventory Consignment Agreement, the form of which is attached hereto as Exhibit "B". Within a date that is not more than fifteen (15) days or fewer than five (5) business days before the anticipated Closing Date, as agreed to by the Parties, AVS shall cause Bearings Company to complete (with oversight by Wencor West and its agents and representatives) a physical inventory of all of Bearings Company's aviation bearings parts and product inventory and compile a written list of all such inventory, which inventory list shall be provided to Wencor West not less than three (3) business days prior to such anticipated Closing Date. The Parties agree that such list shall be the list used by Wencor West from which to select the Inventory, and that Wencor West shall select the Inventory and notify AVS of its selection not later than twenty-four (24) hours before the anticipated Closing Date. All of Bearings Company's aviation bearings parts and product inventory that is not selected by Wencor West as part of the Inventory shall be deemed to be the Excess Inventory. A list of the Inventory and the Excess Inventory shall be attached to this Agreement as Exhibit "E" and Exhibit "F", respectively. The Parties understand, acknowledge and agree that the Excess Inventory Consignment Agreement provides, among other things, that in the event AVS does not promptly pay any trade accounts payable that it fails to identify on Exhibit "G" attached hereto (so they can be used to determine the Cash Purchase Price at the Closing, as contemplated by Section 2.3.1 below), that, after the Closing, Bearings Company can, at its sole discretion, elect to pay the same and offset the amount paid in connection therewith against any amounts due to AVS on account of sales of Inventory (as provided by this Section 2.2.2) and/or on account of collections of the Excess Accounts Receivable (as provided by Section 2.2.1 above).

                  2.2.3 Prior to the Closing, Distribution Services may designate another Affiliate of Aviation Sales (other than Caribe Aviation) to receive the pre-Closing transfer of the Excess Account Receivables and/or the Excess Inventory and to enter into the Excess Account Receivables Collection Agreement and/or the Excess Inventory Consignment Agreement, in which case such Affiliate(s) shall enter into such agreements with Bearings Company at and in connection with the Closing.

         2.3 Purchase Price. Wencor West agrees to pay to AVS at the Closing a total purchase price for the Shares of $15,300,000 (the "Cash Purchase Price"), with such Cash Purchase Price to be adjusted up or down, as the case may be, in accordance with the provisions of Section 2.3.1 below. The Cash Purchase Price shall be paid by Wencor West at the Closing by wire transfer. In addition to the Cash Purchase Price, Wencor West shall pay to Distribution Services at the Closing, in cash by wire transfer, an amount equal to the prepaid expenses and deposits described in Section 2.3.2 below.

                  2.3.1 As of the Closing Date, the gross third-party trade accounts payable and the accrued expenses of Bearings Company set forth on
Section 2.3.1 of the Disclosure Schedule (collectively, the "Accounts Payable") shall be a maximum of $2,400,000; provided, however, that if Bearings Company's Accounts Payable as of the Closing Date exceed, in the aggregate, $2,400,000, the Cash Purchase Price shall be reduced on a dollar-for-dollar basis by the amount the Accounts Payable exceed $2,400,000; provided further, however, that if Bearings Company's Accounts Payable as of the Closing Date are less than $2,400,000 in the aggregate, the Cash Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which the Accounts Payable are less than $2,400,000. The Parties shall agree upon a schedule of the Accounts Payable as of the Closing Date and such schedule shall be attached to this Agreement as Exhibit "G" hereto. Any Accounts Payable of Bearings Company that are not identified by AVS and set forth on Exhibit "G" (so they can be offset against the Cash Purchase Price at the Closing, as contemplated by this Section 2.3.1) shall be the sole responsibility of AVS and shall be promptly paid in full by AVS, and AVS shall indemnify Wencor West and hold it harmless with respect to and for all Liabilities related to such unidentified Accounts Payable. If AVS does not promptly pay in full any such unidentified Accounts Payable, Wencor West, in its sole discretion, can elect to pay any such Account Payable and offset the amount thereof (plus any costs and expenses incurred in connection therewith and any penalties and interest imposed thereon) against any amounts due to AVS on account of collections of the Account Receivable and/or sales of the Inventory (as described in Section 2.2.1 and Section 2.2.2 above, respectively), as provided in the Excess Accounts Receivable Collection Agreement and the Excess Inventory Consignment Agreement. Similarly, all Accounts Payable of Bearings Company that are identified on Exhibit "G" shall be the sole responsibility of Wencor West and Wencor West shall indemnify AVS and hold it harmless from third party claims relating to the Accounts Payable set forth on Exhibit "G". Other than the Accounts Payable and as provided in Section
2.3.2 below (regarding prepaid expenses and deposits), Wencor West will not assume or become liable or responsible for any other Liabilities or obligations of AVS or Bearings Company (or any of their respective Subsidiaries or Affiliates) that were incurred or accrued prior to the Closing Date.

                  2.3.2 In addition to the payment of the Cash Purchase Price (as the same may be adjusted up or down, as the case may be, as provided by Section 2.3.1 above), Wencor West shall reimburse Distribution Services at the Closing for an amount equal to: (i) prepaid expenses of Bearings Company in the maximum aggregate amount of $9,951 (which relate to prepaid expenses paid by Bearings Company in connection with a leased vehicle used by Randall Burton and the software maintenance agreement with B.T. Smith & Associates) and (ii) deposits of Bearings Company in the maximum aggregate amount of $10,411 (which relate to deposits paid by Bearings Company to its landlord in connection with its leased real property, to Georgia Power Company for electrical service, to Atlanta Gas Company for gas service, and to Crown Equipment Company for certain equipment). The Parties further agree that all other prepaid expenses and deposits identified on Bearings Company's Most Recent Balance Sheet and any other assets, deposits or entitlements of Bearings Company (regardless of the form thereof and whether known or unknown) shall inure to the benefit of Wencor West, and no additional consideration shall be paid by Wencor West hereunder on account of or for any other such prepaid expenses, deposits, entitlements or any other assets or properties of Bearings Company.

                  2.3.3 As of the Closing: (i) all Liabilities and indebtedness owed by Bearings Company to Distribution Services or Aviation Sales (or any of their respective Subsidiaries or Affiliates), including all accounts or notes payable and any other "due to" accounts owed by Bearings Company to Distribution Services or Aviation Sales (or any of their respective Subsidiaries or Affiliates), shall be cancelled and discharged in full, and neither Bearings

Company nor Wencor West shall have any obligation to repay any such Liabilities or indebtedness; and (ii) all Liabilities and accounts payable or other payables or "due to" accounts owed by either Distribution Services or Aviation Sales (or any of their respective Subsidiaries or Affiliates) to Bearings Company shall be cancelled and discharged in full, and neither Distribution Services nor Aviation Sales (or any of their respective Subsidiaries or Affiliates) shall have any further obligation to repay any such Liabilities or payables; provided, however, that between the Effective Date and the Closing, Bearings Company shall (a) be operated in the Ordinary Course of Business (including not purchasing parts or product inventory in an amount or in quantities materially in excess of or different from that which has historically been purchased) and (b) not sell parts or product inventory to Distribution Services or Aviation Sales (or any of their respective Subsidiaries or Affiliates) in an amount or in quantities materially in excess of or different from that which has historically been sold to such entities).

                  2.3.4 The Parties agree that for tax, accounting and financial purposes, Bearings Company's fixed and intangible assets (including all of its property, plant, equipment, furniture and trade names and other intellectual property rights) shall have a minimum aggregate book value as of the Closing Date of not less than $300,000.

         2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, 28th Floor, SunTrust International Center, Miami, Florida, commencing at 9:00 a.m. local time on the fifth (5th) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Wencor West and AVS may mutually determine (the "Closing Date").

         2.5 Deliveries at the Closing. At the Closing, (i) AVS will deliver to Wencor West the various certificates, instruments and documents referred to in Section 7.1 below and (ii) Wencor West will deliver to AVS the various certificates, instruments and documents referred to in Section 7.2 below.

3.       Representations and Warranties Concerning the Transaction.

         3.1 Representations and Warranties of AVS. Each of Aviation Sales and Distribution Services jointly and severally represent and warrant to Wencor West that the statements contained in this Section 3.1 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3.1).

                  3.1.1 Organization. Each of Aviation Sales and Distribution Services is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and Caribe Aviation is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida.

                  3.1.2 Authorization of Transaction. AVS has full power and authority (including, in each instance, full corporate power and authority) to execute and deliver this

Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Aviation Sales and Distribution Services, enforceable in accordance with its terms and conditions. Except for the filings required to be made under the Hart-Scott-Rodino Act, neither Aviation Sales nor Distribution Services needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.1.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either Aviation Sales or Distribution Services (or any of their respective Affiliates) is subject or any provision of their respective Certificate of Incorporation or Bylaws, or (B) except as otherwise set forth in Schedule 3.1.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Aviation Sales or Distribution Services is a party or by which it (or any of its Affiliates) is bound or to which any of its assets is subject. All of the restrictions matters set forth in Schedule
3.1.3 of the Disclosure Schedule will be waived or released prior to the Closing.

                  3.1.4 Brokers' Fees. Neither Aviation Sales nor Distribution Services has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Wencor West could become liable or obligated. Aviation Sales and Distribution Services hereby represent and warrant that the only broker, finder or agent retained in connection with the transactions contemplated by this Agreement is Fieldstone and that Wencor West shall not be liable or obligated for any fees or commissions due and owing by AVS (or any of their respective Affiliates) to Fieldstone in connection with the transactions contemplated by this Agreement.

                  3.1.5 The Shares. Except as set forth in Schedule 3.1.5 of the Disclosure Schedule, Distribution Services holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer (other than any restrictions under the 1933 Act and state securities or "blue sky" laws, rules or regulations, or other restrictions to be released at the Closing), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. All of the matters set forth in Schedule 3.1.5 of the Disclosure Schedule will be waived or released prior to the Closing. Neither Aviation Sales nor Distribution Services is a party to any option, warrant, purchase right, or other contract or commitment that could require Distribution Services to sell, transfer or otherwise dispose of any shares of capital stock of Bearings Company (other than as provided in this Agreement). Neither Aviation Sales nor Distribution Services is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares of capital stock of Bearings Company.

         3.2 Representations and Warranties of Wencor West. Wencor West represents and warrants to Aviation Sales and Distribution Services that the statements contained in this Section 3.2 are correct and complete as of the

Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3.2).

                  3.2.1 Organization. Wencor West is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

                  3.2.2 Authorization of Transaction. Wencor West has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Wencor West, enforceable in accordance with its terms and conditions. Except for the filings required to be made under the Hart-Scott-Rodino Act, Wencor West needs not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.2.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Wencor West is subject or any provision of its Articles of Incorporation or Bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Wencor West is a party or by which it is bound or to which any of its assets is subject.

                  3.2.4 Brokers' Fees. Wencor West has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which either Aviation Sales, Distribution Services or Bearings Company could become liable or obligated.

                  3.2.5 Investment. Wencor West is acquiring the Shares for investment purposes only and is not acquiring the Shares with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Wencor West is an Accredited Investor.

4. Representations and Warranties Concerning Bearings Company. Each of Aviation Sales and Distribution Services jointly and severally represent and warrant to Wencor West that the statements contained in this Section 4 relating to Bearings Company are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this
Section 4, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time), and except as set forth in the disclosure schedule delivered by AVS and Bearings Company to Wencor West on the Effective Date and initialed by Aviation Sales (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document, instrument or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document, instrument or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4 and in Sections 2.3.1 and 3.1 above.

         4.1 Organization, Qualification and Corporate Power. Bearings Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bearings Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except to the extent that the failure to be so qualified will not result in a Material Adverse Change or Event. Bearings Company has full corporate power and authority and all licenses, permits, authorizations and FAA parts manufacturing authorities necessary to carry on the businesses in which it is currently engaged and to own and use the assets and properties owned and used by it. Schedule 4.1(b) of the Disclosure Schedule lists the directors and officers of Bearings Company. AVS has delivered to Wencor West correct and complete copies of (i) the Certificate of Incorporation and Bylaws of Bearings Company (as amended to date), (ii) the minute book (containing the records of all meetings of the stockholders, the Board of Directors and any committees of the Board of Directors), and (iii) the stock certificate book and the stock record book of Bearings Company. Bearings Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

         4.2 Capitalization. The entire authorized capital stock of Bearings Company consists of 3,000 shares of Common Stock, $1.00 par value per share, of which 1,000 shares (defined in this Agreement as the "Shares") are issued and outstanding and no shares are held in treasury. Except as set forth in Schedule 4.2 of the Disclosure Schedule, all of the issued and outstanding Bearings Company shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by Distribution Services. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Distribution Services to sell or dispose of any of the Shares or that could require Bearings Company to issue, sell or otherwise cause to become outstanding any shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Bearings Company or the Shares. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Bearings Company.

         4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Bearings Company is subject or any provision of its Certificate of Incorporation or Bylaws, or (ii) except as set forth in Schedule 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Bearings Company is a party or by which it is bound or to which any of its assets or properties is subject (or result in the imposition of any Security Interest upon any of its assets or properties). All of the matters set forth in Schedule 4.3 of the Disclosure Schedule will be waived or released prior to the Closing. Except for the filings required to be made by Aviation Sales under the Hart-Scott-Rodino Act, Bearings Company does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         4.4 Brokers' Fees. Bearings Company has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Bearings Company hereby represents and warrants that the only broker, finder or agent retained in connection with the transactions contemplated by this Agreement is Fieldstone and that AVS alone, and neither Bearings Company nor Wencor West, shall be liable or obligated for any fees or commissions due to Fieldstone in connection with the transactions contemplated by this Agreement.

         4.5 Title to Assets. Except as set forth on Schedule 4.5 of the Disclosure Statement, Bearings Company has good and marketable title to, or a valid leasehold interest in, the assets and properties used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for assets and properties disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         4.6 Subsidiaries. Bearings Company does not have any Subsidiaries, nor does it own an interest in any other entity.

         4.7 Financial Statements. Attached hereto as Exhibit "H" are the following financial statements of Bearings Company (collectively, the "Financial Statements"): (i) unaudited balance sheets and statements of income and cash flow, without notes, as of and for the fiscal years ended December 31, 1998 and December 31, 1999 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income and cash flow (the "Most Recent Financial Statements") as of and for the eleven (11) months ended November 28, 2000 (the "Most Recent Fiscal Month End"). The Financial Statements have been internally prepared by Bearings Company in accordance with GAAP applied on a consistent basis (but without statements of stockholders equity or note disclosure, as required by GAAP) throughout the periods covered thereby, present fairly the financial condition of Bearings Company as of such dates and the results of operations of Bearings Company for such periods, are correct and complete, and are consistent with the books and records of Bearings Company (which books and records are correct and complete).

         4.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been a Material Adverse Change or Event involving Bearings Company. Without limiting the generality of the foregoing, since that date:

                  4.8.1 Bearings Company has not sold, leased, transferred or assigned any of its assets or properties, tangible or intangible, other than in the Ordinary Course of Business;

                  4.8.2 Bearings Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.3 Except as set forth on Schedule 4.8.3 of the Disclosure Schedule, no Person (including Bearings Company) has, to the Knowledge of AVS, accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $25,000 to which Bearings Company is a party or by which Bearings Company is bound;

                  4.8.4 Bearings Company has not imposed any Security Interest upon any of its assets or properties;

                  4.8.5 Except as set forth on Schedule 4.8.5 of the Disclosure Schedule, Bearings Company has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

                  4.8.6 Bearings Company has not made any capital investment in, any loan to or any acquisition of the securities or any assets or properties of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $25,000;

                  4.8.7 Bearings Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations either involving more than $25,000 singly or $50,000 in the aggregate;

                  4.8.8 Except as set forth in Schedule 4.8.8 of the Disclosure Schedule, Bearings Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  4.8.9 Bearings Company has not cancelled, compromised, waived or released any right or claim (or series of related rights or claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.10 Bearings Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  4.8.11 There has been no change made or authorized in the Certificate of Incorporation or Bylaws of Bearings Company;

                  4.8.12 Bearings Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of its capital stock;

                  4.8.13 Bearings Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any shares of its capital stock;

                  4.8.14 Bearings Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to any of its assets or properties;

                  4.8.15 Bearings Company has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

                  4.8.16 Bearings Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  4.8.17 Bearings Company has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

                  4.8.18 Bearings Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit
Plan);

                  4.8.19 Bearings Company has not made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business;

                  4.8.20 Bearings Company has not made or pledged to make any charitable or other capital contribution in excess of $10,000;

                  4.8.21 Except as set forth in Schedule 4.8.21 of the Disclosure Schedule, Bearings Company has been operated in the Ordinary Course of Business; and

                  4.8.22 Bearings Company has not committed or undertaken to do any of the foregoing.

         4.9 Undisclosed Liabilities. Except as set forth in Schedule 4.9 of the Disclosure Schedule, Bearings Company has no Liabilities (and there is no Threatened claim with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it that may give rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

         4.10 Legal Compliance. Bearings Company and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where such non-compliance will not result in a Material Adverse Change or Event, and, to the Knowledge of AVS, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it or any of them alleging any failure so to comply.

         4.11 Tax Matters. Except as set forth in Schedule 4.11 of the Disclosure Statement:

                  4.11.1 Bearings Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Bearings Company (whether or not shown on any Tax Return) have been paid or have been properly accrued on Bearings Company's Most Recent Financial Statements. Bearings Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a state or jurisdiction where Bearings Company does not file Tax Returns that it is or may be subject to taxation by that state or jurisdiction. There are no Security Interests on any of the assets or properties of Bearings Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.11.2 Bearings Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  4.11.3 Bearings Company does not expect any government or Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Bearings Company either (A) claimed or raised by any government or Tax authority in writing or (B) as to which Bearings Company or, to the Knowledge of AVS, based upon personal contact with any agent of such government or Tax authority. Schedule 4.11.3 of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to Bearings Company for taxable periods ended on or after December 31, 1996 (its year of incorporation), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of any audit.

                  4.11.4 Except as set forth on Schedule 4.11.4 of the Disclosure Schedule, Bearings Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.11.5   Bearings Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations. Bearings Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Bearings Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). Bearings Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Bearings Company is not a party to any Tax allocation or sharing agreement. Except as set forth on Schedule 4.11.5 of the Disclosure Schedule, Bearings Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Aviation Sales) and (B) has no Liability for the Taxes of any Person (other than itself) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  4.11.6 Schedule 4.11.6 of the Disclosure Schedule sets forth the following information with respect to Bearings Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date, giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Bearings Company in its assets and properties; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to Bearings Company; and (C) the amount of any deferred gain or loss allocable to Bearings Company arising out of any Deferred Intercompany Transaction.

                  4.11.7 The unpaid Taxes of Bearings Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bearings Company in filing its Tax Returns.

         4.12     Real Property.

                  4.12.1   Bearings Company does not own any real property.

                  4.12.2 Schedule 4.12.2 of the Disclosure Schedule lists and describes all real property leased or subleased to Bearings Company. Attached to
Schedule 4.12.2 of the Disclosure Schedule is a correct and complete copy of each of the leases and subleases for each parcel of real property listed therein (each as amended to date). Attached to Schedule 4.12.2 of the Disclosure
Schedule is a correct and complete copy of the Dutch language version of the Lease Agreement between VastNed Offices/Industrial N.V. and Distribution Services for the period July 1, 1999 through June 30, 2004 (the "Dutch Lease") and an undated English translation of the Dutch Lease (the "English Lease"). While the Parties understand, acknowledge and agree that the English Lease is not signed and not enforceable, AVS hereby specifically represents and warrants to Wencor West that the English Lease is a true, correct and complete translation (in all material respects) of the Dutch Lease and all amendments and attachments thereto (each as amended to date). With respect to each lease and sublease attached to Schedule 4.12.2 of the Disclosure Schedule:

                           4.12.2.1 the lease or sublease is legal, valid,
binding, enforceable by Bearings Company and in full force and effect;

                           4.12.2.2 the lease or sublease will continue to be
legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           4.12.2.3 Except as set forth on Schedule 4.12.2.3 of
the Disclosure Schedule, Bearings Company is not in breach or default with respect to such lease or sublease, except to the extent that it would not result in a Material Adverse Change or Event, and no event has occurred, to the Knowledge of AVS, that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

                           4.12.2.4 to the Knowledge of AVS, no party to the
lease or sublease has repudiated any provision thereof;

                           4.12.2.5 to the Knowledge of AVS, there are no
disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                           4.12.2.6 Bearings Company has not assigned,
transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           4.12.2.7 Except as set forth on Schedule 4.12.2.7 of
the Disclosure Schedule, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, except to the extent that the failure to obtain such approvals would not result in a Material Adverse Change or Event for Bearings Company, and such facilities have been operated and maintained in accordance with all applicable laws, rules, regulations and ordinances, except to the extent that the failure would not result in a Material Adverse Change or Event; and

                           4.12.2.8 all facilities leased or subleased
thereunder are supplied with utilities and other services necessary for the operation of said facilities as they are currently operated.

         4.13     Intellectual Property.

                  4.13.1 To the Knowledge of AVS, Bearings Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the business of Bearings Company as presently conducted and currently used in its business. Each item of Intellectual Property owned or used by Bearings Company immediately prior to the Closing will continue to be owned or available for use by Bearings Company on identical terms and conditions immediately subsequent to the Closing. A list of all Intellectual Property currently owned and used by Bearings Company in its business is set forth in Schedule 4.13.1 of the Disclosure Schedule.

                  4.13.2 Bearings Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party, and there is no Threatened charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Bearings Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of AVS, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Bearings Company.

                  4.13.3 Schedule 4.13.3 of the Disclosure Schedule identifies each patent or registration that has been issued to Bearings Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Bearings

Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that Bearings Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions thereto). AVS has delivered to Wencor West correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (each as amended to date), and has made available to Wencor West correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule
4.13.3 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Bearings Company in connection with its business or operations. With respect to each item of Intellectual Property required to be identified in Schedule 4.13.3 of the Disclosure Schedule:

                           4.13.3.1 Bearings Company possess all right, title
and interest in and to the item, free and clear of any Security Interest, license or other restriction;

                           4.13.3.2 the item is not subject to any outstanding
injunction, judgment, order, decree, ruling or charge;

                           4.13.3.3 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand is pending or Threatened, or to the Knowledge of AVS, has orally been threatened, that challenges the legality, validity, enforceability, use or ownership of the item; and

                           4.13.3.4 Bearings Company has never agreed to
indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                  4.13.4 Schedule 4.13.4 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Bearings Company uses pursuant to license, sublicense, agreement or permission. AVS has delivered to Wencor West correct and complete copies of all such licenses, sublicenses, agreements and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule
4.13.4 of the Disclosure Schedule:

                           4.13.4.1 the license, sublicense, agreement or
permission covering the item is legal, valid, binding, enforceable and in full force and effect as to Bearings Company;

                           4.13.4.2 the license, sublicense, agreement or
permission will continue to be legal, valid, binding, enforceable and in full force and effect against Bearings Company on identical terms following the consummation of the transactions contemplated hereby;

                           4.13.4.3 to the Knowledge of AVS, no party to the
license, sublicense, agreement or permission is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           4.13.4.4 to the Knowledge of AVS, no party to the
license, sublicense, agreement or permission has repudiated any provision thereof;

                           4.13.4.5 to the Knowledge of AVS, with respect to
each sublicense, the representations and warranties set forth in Sections
4.13.4.1 through 4.13.4.4 above are true and correct with respect to the underlying license;

                           4.13.4.6 to the Knowledge of AVS, the underlying item
of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                           4.13.4.7 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand is pending or Threatened, or to the Knowledge of AVS, has orally been threatened, that challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

                  4.13.5 Bearings Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

                  4.13.6 To the Knowledge of AVS, Bearings Company's use of the Intellectual Property does not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any third party as a result of the continued operation of its business as presently conducted, except to the extent that such interference, misappropriation or conflict will not have a Material Adverse Change or Event.

         4.14 Tangible Assets. Bearings Company owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.15 Inventory. None of the Inventory (each item of which consists of purchased aviation bearing parts and products) is damaged or not merchantable or fit for the purpose for which it was procured or purchased. In the event, however, that any item of Inventory is found by Bearings Company to be in a damaged, unmerchantable or unfit condition through any inspection of such item by Bearings Company's in its pre-shipment quality control inspection process or otherwise, after consultation with and agreement by an Excess Inventory Representative (as that term is defined in the Excess Inventory Consignment Agreement) as to the condition of any item of Inventory, Bearings Company shall be entitled to exchange all such items of damaged, unmerchantable or unfit Inventory for items of Excess Inventory with an equal acquisition cost. Any items of Inventory that are determined and agreed to be damaged, unmerchantable or unfit shall be returned by Bearings Company to Caribe Aviation in accordance with the requirements of the Excess Inventory Consignment Agreement. The exchange of any damaged, unmerchantable or unfit item of Inventory shall be Bearings Company's sole remedy with respect thereto. In connection with any such inspection by Bearings Company, Bearings Company shall utilize normal standards applicable generally in the aviation bearings industry.

         4.16 Contracts. Schedule 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which Bearings Company is a party:

                  4.16.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  4.16.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, bearings or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a loss to Bearings Company or involving consideration in excess of $25,000 per annum (and all contracts extending over a period in excess of one (1) year, resulting in a loss to Bearing Company or involving consideration in excess of $25,000 are set forth in Schedule 4.16.2 of the Disclosure Schedule);

                  4.16.3 any agreement concerning a partnership, joint venture or strategic alliance;

                  4.16.4 any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets or properties, tangible or intangible;

                  4.16.5 any agreement concerning confidentiality or non-competition (other than the Confidentiality Agreement and the Non-Competition Agreement);

                  4.16.6 any agreement (whether written or oral) with either Aviation Sales or Distribution Services (or any of their respective Affiliates) outside the Ordinary Course of Business;

                  4.16.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, employees, independent contractors or consultants;

                  4.16.8   any collective bargaining agreement;

                  4.16.9 any agreement for the employment of any individual on a full-time, part-time, independent contractor, consulting or other basis providing annual compensation in excess of $50,000 or providing any severance benefits (regardless of the form or amount thereof);

                  4.16.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees, independent contractors or consultants outside the Ordinary Course of Business;

                  4.16.11 any agreement under which the consequences of a default or termination could result in a Material Adverse Change or Event;

                  4.16.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 per annum.

AVS has delivered to Wencor West a correct and complete copy of each written agreement listed in Schedule 4.16 of the Disclosure Schedule (each as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable as to Bearings Company; (B) the agreement will continue to be legal, valid, binding and enforceable as to Bearings Company on identical terms following the consummation of the transactions contemplated hereby; (C) Bearings Company is not in breach or default and, to the Knowledge of AVS, no other party thereto is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) to the Knowledge of AVS, no party thereto has repudiated any provision of the agreement.

         4.17     Notes Receivable; Accounts Receivable.

                  4.17.1   Bearings Company has no notes receivable.

                  4.17.2 All of the Accounts Receivable are reflected on Bearings Company's books and records and on Exhibit "G" attached hereto, and arose in connection with bona fide sale transactions and in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims. All discrepancies that existed prior to November 30, 2000 in Bearings Company's books, records and/or Financial Statements regarding (a) its accounts receivable and (b) its inventory are fully reflected in the Most Recent Balance Sheet.

         4.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Bearings Company or involving any of its assets or properties.

         4.19 Insurance. Schedule 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage, and bond and surety arrangements) to which Bearings Company has been a party, a named insured or otherwise the beneficiary of coverage at any time with the past three (3) years:

                  4.19.1   the name, address and telephone number of the agent;

                  4.19.2 the name of the insurer, the name of the policyholder and the name of each covered insured;

                  4.19.3   the policy number and the period of coverage;

                  4.19.4 the scope (including an indication of whether the coverage was on a "claims made," "occurrence" or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  4.19.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

         In addition, Schedule 4.19 of the Disclosure Schedule sets forth a list of each such insurance policy that is in effect as of the Effective Date. With respect to each such current insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding and enforceable on identical terms for a minimum of one (1) day following the Closing Date and the consummation of the transactions contemplated hereby; (C) neither Bearings Company nor, to the Knowledge of AVS, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) to the Knowledge of AVS, no party to the policy has repudiated any provision thereof. Bearings Company currently is covered and has been covered during the past three
(3) years by insurance in scope and amount customary and reasonable for the businesses in which it is currently engaged and has been engaged during the aforementioned period. Schedule 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Bearings Company or any of its assets, properties or operations. Moreover, for a period of two (2) years after the Closing, AVS shall maintain, at its sole cost and expense, products liability "tail" insurance coverage in an amount of at least $200 million to cover any product liability claims that may be brought or made after the Closing Date for parts or products sold, distributed or delivered by Bearings Company prior to the Closing.

         4.20 Litigation. Schedule 4.20 of the Disclosure Schedule sets forth each instance in which Bearings Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge known to AVS or (ii) is a party or has been Threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 4.20 of the Disclosure Schedule could result in a Material Adverse Change or Event for Bearings Company. To the Knowledge of AVS, neither Aviation Sales nor Distribution Services has any Basis to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Bearings Company or any of its assets, properties or operations, except to the extent that any such action, suit, proceeding, hearing or investigation would not result in a Material Adverse Change or Event for Bearings Company.

         4.21 Product Warranty. Bearings Company has never offered or provided any warranty (express or implied) on any of the parts or products it has sold, distributed and delivered, but rather has only "passed on" the warranties offered and provided by the manufacturer of each particular part or product. Bearings Company has not taken any action or failed to take any necessary action that has had the effect, or that could have the effect, of making the warranty provided on any of the parts or products it has sold, distributed and delivered or on any of the parts and products including in the Inventory, void, invalid or unenforceable. Each part and product sold, distributed or delivered by Bearings Company has been in conformity with all applicable contractual commitments, and Bearings Company has no Liability for replacement or repair thereof or other damages in connection therewith. No part or product sold, distributed or delivered by Bearings Company is subject to any guaranty or indemnity beyond the applicable standard terms and conditions of sale.

         4.22 Product Liability. Bearings Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any part or product sold, distributed or delivered by Bearings Company.

         4.23 Employees. Bearings Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Bearings Company has not committed any unfair labor practice. To the Knowledge of AVS, there is not presently any organizational effort being made nor has any organizational effort been Threatened by or on behalf of any labor union with respect to any of the employees of Bearings Company.

         4.24     Employee Benefits.

                  4.24.1 Schedule 4.24.1 of the Disclosure Schedule lists each Employee Benefit Plan that Bearings Company maintains or to which it contributes or has any obligation to contribute.

                           4.24.1.1 Each such Employee Benefit Plan (and each
related trust, insurance contract or fund) has been operated according to its terms and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and all other applicable laws, rules and regulations.

                           4.24.1.2 All required reports and descriptions
(including Form 5500 Annual Reports, summary annual reports, PBGC-1's and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan, as required by ERISA, the Code and all other applicable laws. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           4.24.1.3 All contributions (including all employer
contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Bearings Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           4.24.1.4 Each such Employee Benefit Plan that is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a), has received, within the last five (5) years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and neither AVS nor Bearings Company is aware of any facts or circumstances that could result in the revocation of such determination letter.

                           4.24.1.5 No Employee Benefit Plan is or at any time
has been a "defined benefit plan" (as that term is defined in Section 3(35) of ERISA) or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Aviation Sales and its ERISA Affiliates (a) do not currently participate in, (b) have never participated in, and (c) are not currently required and have never been required to contribute to or otherwise participate in, any plan, program or arrangement that is subject to Title IV of ERISA. Neither Aviation Sales nor its ERISA Affiliates has any current or potential Liability under Title IV of ERISA.

                           4.24.1.6 AVS and Bearings Company have delivered to
Wencor West correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Benefit Plan.

                  4.24.2 With respect to each Employee Benefit Plan that Bearings Company and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           4.24.2.1 No benefits, excise taxes or other penalties
will be triggered or accelerated by this Agreement or the transactions contemplated hereby.

                           4.24.2.2 There have been no Prohibited Transactions
with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither AVS nor Bearings Company, or any of their respective directors and officers (and employees with responsibility for employee benefits matters), have any knowledge of any Basis for any such action, suit, proceeding, hearing or investigation. No Employee Benefit Plan is currently under audit or examination by the Internal Revenue Service or the United States Department of Labor.

                           4.24.2.3 Each Employee Benefit Plan can be amended or
terminated by Aviation Sales or its ERISA Affiliates without further Liability.

                  4.24.3 Neither Bearings Company nor any of the other members of the Controlled Group that includes Bearings Company contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section
4201) under any Multiemployer Plan.

                  4.24.4 Bearings Company does not maintain or contribute to, nor has it ever maintained or contributed to, or ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees or their spouses or dependents (other than in accordance with COBRA).

                  4.24.5 No employer other than Aviation Sales or its ERISA Affiliates is permitted to participate or participates in the Employee Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Employee Benefit Plans.

                  4.24.6 Schedule 4.24.6 of the Disclosure Schedule sets forth each ERISA Affiliate of Aviation Sales and Bearings Company. Aviation Sales and its ERISA Affiliates have no liability with respect to Employee Benefit Plans maintained by Aviation Sales or any other entities while those other entities were part of a controlled group of corporations, within the meaning of Code
Section 414(b), that included Aviation Sales or Bearings Company.

                  4.24.7 Neither Aviation Sales or Bearings Company, nor any ERISA Affiliate, has made or committed to make any material increase in contributions or benefits under any Employee Benefit Plan that would become effective either on or after the Closing Date.

                  4.24.8 The transactions contemplated in this Agreement will not trigger, or entitle any current or former employee of Bearings Company to severance, termination or change in control payments under any Employee Benefit Plan.

                  4.24.9 As of the Closing Date, all employees of Bearings Company who participate in the Aviation Sales Company 401(k) Plan shall be fully (100%) vested in all benefits under such Plan and shall be entitled to matching contributions under such Plan for all employee elective contributions deducted from the compensation of such employee on or before the Closing Date.

                  4.24.10 Except as set forth in Schedule 4.24.10 of the Disclosure Schedule, no employee of Bearings Company is, as of the Closing Date, on a disability, medical or other paid or unpaid leave of absence or otherwise an inactive employee.

         4.25 Guaranties. Except as set forth in Schedule 4.25 of the Disclosure Schedule, Bearings Company is not a guarantor or otherwise liable for any Liability or obligation (including any indebtedness) of any other Person, and each guaranty, Liability and obligation listed on Schedule 4.25 of the Disclosure Schedule will be waived or released in writing prior to or at the Closing.

         4.26     Environmental, Health and Safety Matters.

                  4.26.1 Bearings Company has complied and is in compliance with all Environmental, Health and Safety Requirements.

                  4.26.2 Without limiting the generality of the foregoing, Bearings Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such permits, licenses and authorizations is set forth on Exhibit "I" attached hereto.

                  4.26.3 To the Knowledge of AVS, Bearings Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental, Health and Safety Requirements, or any Liabilities or potential Liabilities

(whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Bearings Company or its facilities arising under any Environmental, Health and Safety Requirements.

                  4.26.4 To the Knowledge of AVS, none of the following exists at any property or facility owned, leased or operated by Bearings Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments or disposal areas.

                  4.26.5 To the Knowledge of AVS, Bearings Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any hazardous substance, or owned, leased or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability to Bearings Company, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements. In addition, to the Knowledge of AVS, no Affiliate of AVS has taken any action or failed to take any action that could subject Bearings Company for any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements.

                  4.26.6 To the Knowledge of AVS, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

                  4.26.7 To the Knowledge of AVS, Bearings Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental, Health and Safety Requirements.

                  4.26.8 To the Knowledge of AVS, no facts, events or conditions relating to the past or present facilities, assets, properties or operations of Bearings Company or any of its Affiliates will prevent, hinder or limit continued compliance with any Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations with respect to Bearings Company pursuant to any Environmental, Health and Safety Requirements, or give rise to any other Liability (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to any Environmental, Health and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  4.27 Certain Business Relationships with Bearings Company. Except as set forth in Schedule 4.27 of the Disclosure Schedule, neither Aviation Sales nor Distribution Services, or any of their respective Affiliates, has been involved in any business arrangement or relationship with Bearings Company within the past twelve (12) months, and neither Aviation Sales nor Distribution Services, or any of their respective Affiliates, owns any assets or properties, tangible or intangible, that are used in Bearings Company's business or operations.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing:

                  5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of their respective closing conditions set forth in Section 7 below).

                  5.2 Notices and Consents. AVS will cause Bearings Company to give any notices to third parties, and will cause Bearings Company to use its best efforts to obtain any third party consents, that Wencor West may request in connection with the matters referred to in Section 4.3 above. Each of the Parties will (and AVS will cause Bearings Company to) give any notices to, make any filings with and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.1.2, 3.2.2 and 4.3 above. Without limiting the generality of the foregoing, each of the Parties has filed the required Notification and Report Form and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act (the filing fee for which was by agreement paid one-half by AVS and one-half by Wencor West, as provided in Section 11.12 below), will use its best efforts to obtain (and AVS will cause Bearings Company to use its best efforts to obtain) an early termination of the applicable waiting period under the Hart-Scott-Rodino Act, and will make (and AVS will cause Bearings Company to make) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

                  5.3 Operation of Business. AVS will not cause or permit Bearings Company to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, AVS will not cause or permit Bearings Company to
(i) declare, set aside or pay any dividend or make any distributions to Aviation Sales or Distribution Services (its sole shareholder) (other than the daily cash sweeps made pursuant to and in accordance with the terms of the currently existing "lock box" arrangement involving Bearings Company and the settlement of the "due to" and "due from" accounts arising in the Ordinary Course of Business between Bearings Company and either of Distribution Services or Aviation Sales, as provided by Sections 2.3.2.1 and 2.3.2.2 above) or with respect to its capital stock, or redeem, purchase or otherwise acquire any of its capital stock, (ii) pay any bonuses to, or increase the salary of, any officer, employee, independent contractor or consultant, (iii) enter into any other transactions or commitments, other than in the Ordinary Course of Business, without the prior written approval of Wencor West, or (iv) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 4.8 above.

         5.4 Preservation of Business. AVS will cause Bearings Company to keep its business, operations, assets and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with its lessors, licensors, suppliers, vendors, customers, distributors, employees, independent contractors and consultants.

         5.5 Full Access. Each of Aviation Sales and Distribution Services will permit, and will cause Bearings Company to permit, agents and representatives of Wencor West to have full and complete access during normal business hours (and upon providing reasonable prior notice), and in a manner so as not to interfere with the normal business operations of or unreasonably burden Bearings Company, to all assets, properties, business operations, personnel (including outside attorneys, accountants, investment bankers and business brokers, and advisers), products and premises of Bearings Company, and, in addition, they shall provide and make available to such agents and representations all financial, legal and Tax books and records (including Tax records), as well as all contracts, documents, instruments and other data and information, relating or pertaining to Bearings Company and its assets, properties, business, operations and services; provided, however, that Wencor West shall not contact any of AVS' customers or vendors without the prior consent of Aviation Sales' Chairman, President or Chief Financial Officer (which shall not be unreasonably withheld) and then only in coordination with AVS. All information obtained by Wencor West and its agents and representatives during the course of such investigation will be maintained by Wencor West and its agents and representatives on a confidential basis and in accordance with the terms of the Confidentiality Agreement, and will not be used for its own purposes to any extent whatsoever (other than in connection with the evaluation of the transactions contemplated by this Agreement).

         5.6 Notice of Developments. AVS will give prompt written notice to Wencor West of any material adverse development causing a breach of any of the representations or warranties set forth in Section 4 above. Each Party will give prompt written notice to each of the other Parties of any material adverse development causing a breach of any of its representations or warranties set forth in Section 3 above. However, no disclosure by any Party pursuant to this
Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         5.7 Exclusivity. Neither Aviation Sales nor Distribution Services (or any of their respective Affiliates or Subsidiaries), or any of their respective officers, directors, employees, agents or representatives, will (and AVS will not cause or permit Bearings Company to) directly or indirectly: (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities (including all or any portion of the Shares), or any substantial portion of the assets and properties, of Bearings Company (including any acquisition structured as a merger, consolidation, share exchange or recapitalization), or (ii) participate in any discussions or negotiations regarding, furnish any information or Evaluation Materials (as that term is defined in the Confidentiality Agreement) with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Distribution Services will not vote its Bearings Company Shares in favor of any such transaction or acquisition, regardless of whether structured as a merger, consolidation, share exchange or otherwise. AVS will notify Wencor West immediately and in writing if any Person makes any proposal, offer, inquiry (whether or not written) or contact with respect to any of the foregoing.

         5.8 Release under Loan Documents. Each and every debt, liability and obligation of Bearings Company under (a) that certain Indenture dated as of February 17, 1998 (the "Indenture") by and among Aviation Sales, Aviation Sales Operating Company, Bearings Company, Aviation Sales Leasing Company, Aviation Sales Finance Company, Aviation Sales Manufacturing & Repair Company, AVS/Kratz-Wilde Machine Company, Aerocell Structures, Inc., Apex Manufacturing, Inc., and SunTrust Bank, Central Florida, National Association, as Trustee, in respect of those certain 8-1/8% Senior Subordinated Notes due 2008, (b) that certain Subsidiary Guarantee dated as of February 19, 1998 in respect of the Indenture from Aviation Sales Operating Company, Bearings Company, Aviation Sales Leasing Company, Aviation Sales Finance Company, Aviation Sales Manufacturing & Repair Company, AVS/Kratz-Wilde Machine Company, Aerocell Structures, Inc., and Apex Manufacturing, Inc. in favor of SunTrust Bank, Central Florida, National Association, as Trustee, (c) that certain Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended, by and among Bearings Company and the other Borrowers a party thereto, Aviation Sales, Citicorp USA, Inc., as Agent (the "Agent"), and the Lenders and Issuing Banks a party thereto (the "Credit Agreement"), (d) that certain Amended and Restated Security Agreement dated as of October 17, 1997 by and between Bearings Company and the Agent, (e) the Loan Documents (as defined in the Credit Agreement), (f) that certain Amended and Restated Term Loan Note dated May 31, 2000, (g) that certain Amended and Restated Guaranty dated as of March 31, 2000 by Bearings Company in favor of Citicorp USA, Inc. in respect of the Amended and Restated Term Loan Note, and (h) the TROL Documents, as defined in the Credit Agreement, as the same shall have been amended from time to time through the date hereof, have been properly and fully released and all Liability of Bearings Company under or in connection with any of such documents and instruments, or any of the transactions contemplated thereby, has been fully discharged.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

         6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further documents and instruments) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). AVS acknowledges and agrees that from and after the Closing, Wencor West will be entitled to possession of all documents, instruments, books, records (including Tax records), agreements and financial data of any sort relating to Bearings Company or its assets, properties, business or operations.

         6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Bearings Company (or it business or operations or any of its assets or properties), each of the other Parties will fully cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         6.3 Transition. For a period of five (5) years after the Closing Date, neither Aviation Sales or Distribution Services (or any of their respective Subsidiaries, including Caribe Aviation), nor any of their respective officers or directors, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, vendor, manufacturer, distributor or other business associate of Bearings Company from maintaining the same business relationships with Bearings Company after the Closing as it maintained with Bearings Company prior to the Closing. For a period of at least two (2) years after the Closing Date, each of Aviation Sales and Distribution Services (and each of their respective Subsidiaries) will refer all customer inquiries relating to the sale or distribution of new aviation bearings to Bearings Company; provided, however, that Aviation Sales and its Subsidiaries may sell aviation bearings incident to its maintenance and repair operations without referring any maintenance or repair customer to Bearings Company.

         6.4 Confidentiality. The Confidentiality Agreement shall continue in full force and effect after the Closing. A copy of the Confidentiality Agreement is attached hereto as Exhibit "J". In addition, Aviation Sales and Distribution Services (and each of their respective Affiliates and Subsidiaries) and their respective officers, directors, employees, agents and representatives shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and promptly deliver to Wencor West or destroy, at the request and option of Wencor West, all tangible embodiments (and all copies) of Confidential Information that are in his, her or its possession or under his, her or its control. In the event that Aviation Sales or Distribution Services or any of their respective officers, directors, employees, agents or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Aviation Sales will promptly notify Wencor West in writing of the request or requirement so that Wencor West may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Aviation Sales or Distribution Services is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its best efforts to obtain, at the request of Wencor West, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Wencor West shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

         6.5 Covenant Not to Compete. On the Closing Date, AVS will enter into a Non-Competition Agreement with Wencor West substantially in the form attached hereto as Exhibit "M."

         6.6 Offers of Employment. Wencor West shall offer employment, commencing on the Closing Date, to all employees of Bearings Company. Such employment offers will include cash compensation for each such employee in an amount not less than the cash compensation paid by Bearings Company to such employee immediately prior to the Closing. Employees of Bearings Company who are covered under any group health plan sponsored by Aviation Sales prior to the Closing Date shall be eligible to participate in a group health plan of Bearings Company immediately after the Closing Date, which group health plan will be substantially the same and provide substantially the same coverage as was provided by Bearings Company to such employees immediately prior to the Closing. In addition, each such employee will be offered such other benefits (including life and dental insurance coverage and accidental death and disability coverage) no less favorable than Wencor West provides to its employees and to the employees of its other Subsidiaries. After the Closing, Bearings Company and Wencor West shall recognize the service credit of any employee of Bearings Company who was not eligible as of the Closing Date for an Employee Welfare Plan sponsored by Aviation Sales prior to the Closing Date for purposes of determining eligibility under the group health plan of Bearings Company. In addition, all of such employees' periods of service with Bearings Company shall be counted in determining their entitlement to vacation and short-term and long-term disability with Wencor West. AVS shall fully cooperate with Wencor West with respect to Bearings Company's employees and shall not attempt to retain any of the employees of Bearings Company or in any way interfere with Wencor West's attempts to employ such individuals.

         6.7 Post Closing Retention of Records. For a period of not less than six (6) years after the Closing Date, Wencor West shall preserve and retain all corporate, accounting, legal, and other books and records pertaining to the business and operations of Bearings Company prior to the Closing Date; provided, however, that such six (6) year period shall be automatically extended in the event any proceeding has been commenced or is pending or Threatened at the expiration of such six (6) year period and any such extension shall continue until any such proceeding has been settled or resolved with finality or is no longer pending or Threatened; provided further, however, that from and after three (3) years following the Closing Date, Wencor West may discard or destroy any of such books and records prior to the end of such six (6) year period or period of extension, as the case may be, by giving notice to AVS at least sixty
(60) days prior of its intent to discard or destroy any such books and records and by giving AVS the opportunity to take possession of any or all of such books and records within said sixty (60) day period. Wencor West shall afford each of Aviation Sales and Distribution Services and their respective representatives reasonable access during normal business hours to, and the right to make copies of (at the cost and expense of Aviation Sales and Distribution Services), all such books and records, for any reasonable and legitimate purpose (including, without limitation, in connection with the preparation, documentation and/or handling of any financial statements, Tax Returns, Tax audits, reports to governmental or regulatory agencies, litigation, disputes, claims or controversies).

         6.8 Employee Benefits. As of the Closing Date, Aviation Sales will terminate the participation of all Bearings Company employees in all of the Employee Benefit Plans listed on Schedule 4.24.1 of the Disclosure Schedule. Aviation Sales shall provide continuation of group health coverage, including, but not limited to, medical and dental coverage, as required by Section 4980B of the Code and the applicable regulations thereunder (COBRA) to all M&A

Qualified Beneficiaries (as that term is defined in Proposed Treasury Regulation
Section 54.4980B-9, Q/A 4(b)) whose qualifying event occurred prior to the Closing Date or in connection with the transactions contemplated by this Agreement, whether or not such continuation coverage is elected by such M&A Qualified Beneficiary prior to the Closing Date. Pursuant to Proposed Treasury Regulation Section 54.4980B-9, Q/A 5, employees of Bearings Company who are covered under any Employee Welfare Plan subject to Section 4980B of the Code that is sponsored by Aviation Sales prior to the Closing Date and who continue to be employed by Bearings Company after the Closing Date shall not have experienced a qualifying event as a result of the transactions contemplated by this Agreement, and thus shall not be entitled to COBRA continuation coverage under a group health plan sponsored by Aviation Sales or its ERISA Affiliates merely as a result of the transactions contemplated by this Agreement. After the Closing Date, Wencor West shall be responsible for providing COBRA continuation coverage, including, but not limited to, any notification obligations, to the employees of Bearings Company who continue to be employed by Bearings Company after the Closing Date and who become covered under the group health plan of Bearings Company but experience a qualifying event after the Closing Date.

         6.9 Name Change. Within thirty (30) days after the Closing, Bearings Company shall amend its Certificate of Incorporation to change its corporate name to remove the words "Aviation Sales." Furthermore, after the Closing Bearings Company shall not use the name "Aviation Sales" in its operations and shall remove such name from all documents used in its business.

         6.10 Transition Services Agreement. On the Closing Date the Parties shall enter into a Transaction Services Agreement in the form set forth in Exhibit "N" attached hereto.

7.       Conditions to Obligation to Close.

         7.1 Conditions to Obligation of Wencor West. The obligation of Wencor West to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  7.1.1 the representations and warranties set forth in Sections 3.1 and 4 above shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct as of such other date or time); provided, however, that the representations and warranties set forth in Sections 4.1, 4.8, 4.10, 4.12.2.3, 4.12.2.7, 4.13.6, 4.16.11, 4.20 and 4.26.1 above shall be true and correct in all respects at and as of the Closing Date.

                  7.1.2 Aviation Sales, Distribution Services and Bearings Company each shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  7.1.3 Aviation Sales, Distribution Services and Bearings Company shall have procured all necessary governmental and third party approvals, authorizations, permits and consents (including those specified in Section 5.2 above);

                  7.1.4 no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Wencor West to own the Shares and to control Bearings Company, or (D) adversely affect the right of Bearings Company to own its assets and properties and to operate its business and conduct its operations (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                  7.1.5 all Tax sharing agreements or similar agreements with respect to or involving Bearings Company shall be terminated as of the Closing Date;

                  7.1.6 AVS shall have delivered to Wencor West a certificate to the effect that each of the conditions specified in Sections 7.1.1 through
7.1.5 above has been satisfied in all material respects or any such condition shall have been waived by Wencor West in writing;

                  7.1.7 all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Bearings Company shall have received all other authorizations, consents and approvals of all governments and governmental agencies referred to in Sections 3.1.2, 3.2.2 and 4.3 above;

                  7.1.8 Wencor West shall have received from Akerman, Senterfitt & Eidson, P.A., counsel to AVS, an opinion in form and substance as set forth in Exhibit "K" attached hereto, addressed to Wencor West and dated as of the Closing Date;

                  7.1.9 Wencor West shall have received a signed copy of the Non-Competition Agreement;

                  7.1.10 Wencor West shall have received a signed copy of the Excess Accounts Receivable Collection Agreement;

                  7.1.11 Wencor West shall have received a signed copy of the Excess Inventory Consignment Agreement;

                  7.1.12 Wencor West shall have received a signed written consent from Rexnord Corporation to the purchase and acquisition of the Shares by Wencor West, indicating that all of the contracts and agreements between it and Bearings Company shall remain in full force and effect on the same terms and conditions;

                  7.1.13 Distribution Services will deliver to Wencor West a stock certificate representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

                  7.1.14   Wencor West shall have received evidence (including
UCC-3

Termination Statements) of the release of all Security Interests in any of Bearings Company's assets or properties, including the Security Interests created by or in connection with or related to the Fourth Amended and Restated Credit Agreement dated May 31, 2000 and the Participation Agreement dated as of December 17, 1998 referenced in Section 7.2.6 below;

                  7.1.15 Wencor West shall have received the written resignations of all of Bearings Company's officers and directors; and

                  7.1.16 all actions to be taken by AVS in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, documents and other instruments required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Wencor West.

Wencor West may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 Conditions to Obligation of AVS. The obligation of AVS to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  7.2.1    the representations and warranties set forth in
Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct as of such other date or time);

                  7.2.2 Wencor West shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  7.2.3 Wencor West shall have procured all necessary governmental and third party approvals, authorizations, permits and consents;

                  7.2.4 no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                  7.2.5 Wencor West shall have delivered to AVS a certificate to the effect that each of the conditions specified in Section 7.2.1 through
7.2.4 above have been satisfied in all material respects or any such condition shall have been waived by AVS in writing;

                  7.2.6 AVS shall have received all consents required to be obtained from its lenders under (a) that certain Fourth Amended and Restated Credit Agreement, dated May 31, 2000, as amended, between AVS and Citicorp USA, Inc., as Agent, and (b) that certain Participation Agreement, dated as of December 17, 1998, as amended, by and among Aviation

Sales, as Construction Agent, Aviation Sales, as Lessee, First Security Bank, National Association, not individually, except as expressly stated therein, but solely as Owner Trustee under the Aviation Sales Trust 1998-1, the various banks and other lending institutions that are parties thereto from time to time, as the Holders, and the various banks and other lending institutions that are parties thereto from time to time, as the Lenders, and NationsBank, National Association, as Administrative Agent for the Lenders;

                  7.2.7 all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Bearings Company shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in Sections 3.1.2, 3.2.2 and 4.3 above;

                  7.2.8 AVS shall have received from Dorsey & Whitney LLP, counsel to Wencor West, an opinion in form and substance as set forth in Exhibit "L" attached hereto, addressed to AVS and dated as of the Closing Date;

                  7.2.9 Wencor West shall deliver to AVS the Cash Purchase Price (subject to any adjustment thereto pursuant to Section 2.3.1 above);

                  7.2.10 Wencor West shall deliver to AVS the amounts set forth in Section 2.3.2(i) and (ii) above for prepaid expenses and deposits, respectively;

         7.2.11 AVS shall have received a signed copy of the Non-Competition Agreement;

                  7.2.12 AVS shall have received a signed copy of the Excess Accounts Receivable Collection Agreement;

                  7.2.13 AVS shall have received a signed copy of the Excess Inventory Consignment Agreement; and

                  7.2.14 all actions to be taken by Wencor West in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AVS.

AVS may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

8.       Remedies for Breaches of this Agreement.

         8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of twenty (20) months after the Closing Date and shall not be extinguished by the Closing or any investigation made by or on behalf of any Party; provided, however, that (a) the representations and warranties set forth in Section 3.1.1 (Organization),
Section 3.1.2 (Authorization of Transactions), Section 3.1.5 (The Shares),
Section 4.2 (Capitalization), Section

4.5 (Title to Assets) and Section 4.9 (Undisclosed Liabilities) shall survive indefinitely, and (b) the representations and warranties set forth in Section
4.11 (Tax Matters), Section 4.21 (Employee Benefits) and Section 4.23 (Environmental, Health and Safety Matters) shall survive until the applicable statute of limitations has expired.

         8.2      Indemnification Provisions for Benefit of Wencor West.

                  8.2.1 In the event either Aviation Sales or Distribution Services breaches (or in the event any third party alleges facts that, if true, would mean either Aviation Sales or Distribution Services has breached) any of their representations, warranties or covenants contained herein and, if there is an applicable survival period pursuant to Section 8.1 above, provided that Wencor West makes a written claim for indemnification against AVS pursuant to the provisions of Section 11.8 below within such survival period, each of Aviation Sales and Distribution Services agrees to indemnify Wencor West from and against the entirety of any Adverse Consequences Wencor West may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Wencor West may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach).

                  8.2.2 Each of Aviation Sales and Distribution Services agrees to indemnify Wencor West from and against the entirety of any Adverse Consequences Wencor West may suffer resulting from, arising out of, relating to, in the nature of or caused by any Liability of Bearings Company (x) for any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.3 below) to the portion of such period beginning before and ending on the Closing
Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet, and (y) for the unpaid Taxes of any Person (other than Bearings Company) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  8.2.3 Each of Aviation Sales and Distribution Services agrees to indemnify and hold Wencor West harmless from and against the entirety of any Adverse Consequences Wencor West may suffer resulting from, arising out of, relating to, in the nature of or caused by any Accounts Payable that are not identified on Exhibit "G" attached hereto as provided by Section 2.3.1 above.

                  8.2.4 Aviation Sales hereby specifically agrees to indemnify and hold Wencor West harmless from and against the entirety of any Adverse Consequences Wencor West may suffer resulting from, arising out of, relating to, in the nature of or caused by the lawsuit disclosed in Schedule
4.20 of the Disclosure Schedule, which indemnification obligation shall not be subject to either the Basket Amount or the Cap Amount. In addition, Aviation Sales (A) shall defend against such lawsuit at its sole cost and expense and shall allow Wencor West to participate in the defense thereof (at Wencor West's sole cost and expense), and (B) will not consent to the entry of any judgment or enter into any settlement with respect thereto without the prior written consent of Wencor West unless it involves no required payments from Wencor West or Bearings Company.

         8.3 Indemnification Provisions for Benefit of AVS. In the event Wencor West breaches (or in the event any third party alleges facts that, if true, would mean Wencor West has breached) any of its representations, warranties or covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that AVS makes a written claim for indemnification against Wencor West pursuant to the provisions of
Section 11.8 below within such survival period, Wencor West agrees to indemnify each of Aviation Sales and Distribution Services from and against the entirety of any Adverse Consequences Aviation Sales or Distribution Services may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Aviation Sales or Distribution Services may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach).

                  8.3.1 Wencor West agrees to indemnify each of Aviation Sales and Distribution Services from and against the entirety of any Adverse Consequences either Aviation Sales or Distribution Services may suffer resulting from, arising out of, relating to, in the nature of or caused by any Liability of Bearings Company for any Taxes incurred by Bearings Company after the Closing Date.

                  8.3.2 Wencor West agrees to indemnify each of Aviation Sales and Distribution Services from and against the entirety of any Adverse Consequences AVS may suffer resulting from, arising out of, relating to, in the nature of or caused by any Accounts Payable that are identified on Exhibit "G" attached hereto but that are not paid by Wencor West or Bearings Company as provided by Section 2.3.1 above.

         8.4      Matters Involving Third Parties.

                  8.4.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                  8.4.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice (and reasonably satisfactory to the Indemnified Party) so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party gives notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  8.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

                  8.4.4 In the event any of the conditions in Section 8.4.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 8.

         8.5 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be paid to the Indemnified Party within five (5) business days after the determination thereof or demand therefor.

         8.6 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any other indemnification provisions or obligations set forth in this Agreement or in any of the other documents, instruments or agreements attached to this Agreement or entered into or executed in connection with any of the transactions contemplated by this Agreement.

         8.7      Limitation on Indemnification Obligations.

                  8.7.1 Limitation on AVS' Indemnification Obligations. AVS shall have no obligation to pay any claim for indemnification hereunder unless and until the aggregate amount of all such claims exceeds $25,000 (the "Basket Amount"). In the event the aggregate amount of all claims for which Wencor West seeks indemnification hereunder exceeds the Basket Amount,

AVS shall be liable for the entire indemnity amount with respect to such aggregated claims, including the Basket Amount, up to a maximum amount equal to the Cash Purchase Price (the "Cap Amount"); provided, however, that indemnification claims made by Wencor West for any Adverse Consequences or any Liability resulting from, arising out of, relating to, in the nature of or caused by any of the following shall not be subject to either the Basket Amount or the Cap Amount: (a) claims based on fraud, (b) claims related to the lawsuit disclosed in Schedule 4.20 of the Disclosure Schedule or the settlement thereof,
(c) claims for any unpaid Taxes or any Tax Liability of either Bearings Company or AVS for activities prior to the Closing Date, (d) product liability claims arising in connection with products sold by Bearings Company prior to the Closing Date, (e) claims for ERISA Liability or for any employee benefits under any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan of either Bearings Company or AVS arising from activities prior to the Closing Date, (f) claims related to any Environmental, Health and Safety Requirements relating to Bearings Company's operations prior to the Closing Date, and (g) claims based on the ownership of the Shares by Distribution Company.

                  8.7.2 Limitation on Wencor West's Indemnification Obligations. Wencor West shall have no obligation to pay any claim for indemnification hereunder unless and until the aggregate amount of all such claims exceeds the Basket Amount. In the event the aggregate amount of all claims for which AVS seeks indemnification hereunder exceeds the Basket Amount, Wencor West shall be liable for the entire indemnity amount with respect to such aggregated claims, including the Basket Amount, up to a maximum amount equal to the Cap Amount.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Wencor West and AVS for certain Tax matters following the Closing Date:

         9.1 Tax Periods Ending on or Before the Closing Date. AVS will prepare or cause to be prepared and file or cause to be filed all Tax Returns for Bearings Company for all periods ending on or prior to the Closing Date that are or will be filed after the Closing Date. AVS will permit Wencor West to review and comment on each such Tax Return described in the preceding sentence prior to its filing. AVS will be solely responsible for and pay all Taxes of Bearings Company with respect to such period.

         9.2 Tax Periods Beginning Before but Ending After the Closing Date. Wencor West shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Bearings Company other than those based upon income or receipts of Bearings Company for Tax periods that began before the Closing Date but end after the Closing Date. AVS will prepare or cause to be prepared and file or cause to be filed all Tax Returns based upon income or receipts for Bearings Company for all periods ending on or before the Closing Date that are or will be filed after the Closing Date. AVS will permit Wencor West to review and comment on each such Tax Return described in the immediately preceding sentences prior to its filing. AVS shall be solely responsible for and pay all Taxes of Bearings Company in an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section 9.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall, (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire Taxable period, and,
(y) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before but ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Bearings Company.

         9.3      Cooperation on Tax Matters.

                  9.3.1 Wencor West and AVS shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon any other Party's request, the provision of records, documents and information that are reasonably relevant to any such audit, litigation or other proceeding, and the making of officers, directors, employees, agents and representatives available on a mutually convenient basis to provide additional information and explanation of any materials or information provided under this Section 9.3.1. Bearings Company and AVS agree
(A) to retain all books and records with respect to Tax matters pertinent to Bearings Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Wencor West or AVS, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give any other Party at least sixty (60) days prior written notice before transferring, destroying or discarding any such books, records, documents or instruments and, if any other Party so requests, Bearings Company or AVS, as the case may be, shall allow any other Party to take possession of such books, records, documents and instruments. Wencor West or AVS, as the case may be, may discard or destroy any such Tax books and records after the expiration of the applicable statute of limitations after giving such sixty (60) days notice to the other Party of its intent to discard or destroy any such Tax books and records and by giving such other Party the opportunity to take possession of any or all of such Tax books and records within said sixty
(60) day period.

                  9.3.2 Wencor West and AVS further agree, upon request, to use their best efforts to obtain any certificate or other document or instrument from any governmental or Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  9.3.3 Wencor West and AVS further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  9.4 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Bearings Company shall be terminated as of the Closing Date and, after the Closing Date, neither Bearings Company nor Wencor West shall be bound thereby or have any Liability thereunder.

         9.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement or the transactions contemplated hereby (including the assignment and transfer by AVS of the Excess Accounts Receivable and the Excess Inventory, as contemplated by Sections 2.2.1 and 2.2.2 above) shall be the sole responsibility of and be paid by AVS when due, and AVS will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Wencor West will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.      Termination.

         10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  10.1.1 Wencor West and AVS may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  10.1.2 Wencor West may terminate this Agreement by giving written notice to AVS at any time prior to the Closing (A) in the event either Aviation Sales or Distribution Services has breached in any material respect any material representation, warranty or covenant contained in this Agreement; provided, however, that Wencor West has notified AVS of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of such breach, or (B) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent set forth in Section 7.1 above (unless the failure results primarily from Wencor West itself breaching any representation, warranty or covenant contained in this Agreement); and

                  10.1.3 AVS may terminate this Agreement by giving written notice to Wencor West at any time prior to the Closing (A) in the event Wencor West has breached in any material respect any material representation, warranty or covenant contained in this Agreement; provided, however that AVS has notified Wencor West of the breach in writing, and the breach has continued without cure for a period of twenty (20) after the notice of such breach, or (B) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent set forth in Section 7.2 above (unless the failure results primarily from either of Aviation Sales or Distribution Services itself breaching any representation, warranty or covenant contained in this Agreement).

         10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach), and neither AVS nor Wencor West shall have any Liability or obligation to the other to repay or refund (a) any portion of the Hart-Scott-Rodino Act filing fee or (b) any other costs or expenses (including any brokerage fees or commissions) paid in connection with the transactions contemplated by this Agreement.

11.      Miscellaneous.

         11.1 Nature of Certain Obligations. The representations and warranties in Sections 3.1 and 4 above and the covenants of each of Aviation Sales and Distribution Services in Section 5 above are joint and several obligations. This means that each Party will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences any other Party may suffer as a result of any breach thereof.

         11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of all of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         11.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein and attached as Exhibits hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements (including the Letter of Intent) and representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all of the other Parties hereto; provided, however, that Wencor West may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or Subsidiaries and (ii) designate one or more of its Affiliates or Subsidiaries to perform its obligations hereunder (in any or all of which cases Wencor West nonetheless shall remain responsible for the performance of all of its obligations set forth herein).

         11.6 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

         11.7 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

   If to Wencor West, to:                    With a copy to:

   Wencor West, Inc.                         Dorsey & Whitney LLP
   P.O. Box 514                              Wells Fargo Plaza
   1625 North Mountain Springs Parkway       170 South Main Street,
   Springville, Utah  84663-0514             Suite 900
   Attention: J. Brent Wood, President       Salt Lake City, Utah  84101-1605
   Facsimile: (801) 489-2101                 Attention: Thomas R. Taylor, Esq.
   e-mail: jbwood@wencor.com.                Facsimile: (801) 933-7373
                                             e-mail: taylor.thomas@dorseylaw.com

   If to Aviation Sales or Distribution      With a copy to:
   Services, to:

   Aviation Sales Company                    Akerman, Senterfitt & Eidson, P.A.
   3601 Flamingo Road                        One Southeast Third Avenue
   Miramar, Florida  33027                   28th Floor, SunTrust International
   Attention: Dale S. Baker, Chairman and    Center, Miami, Florida  33131
              Chief Executive Officer        Attention: Philip B. Schwartz, Esq.
   Facsimile: (954) 538-6775                 Facsimile: (305) 374-5095
   e-mail: bakerd@avsales.com                e-mail: pschwartz@akerman.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth above.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other state or jurisdiction) that would cause the application of the laws of any state or jurisdiction other than the State of Delaware.

         11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Wencor West and AVS. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

         11.12 Expenses. Each of the Parties and Bearings Company will bear its own costs and expenses (including all legal, accounting and investment banker fees and expenses, all commissions or fees of any business brokers, and all fees and expenses of any other advisers, agents, representatives and consultants) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Hart-Scott-Rodino Act filing fee will be paid one-half by AVS and one-half by Wencor West. AVS acknowledges and agrees that Bearings Company has not borne and will not bear any of AVS' costs and expenses (including any legal, accounting, brokerage and investment banking fees and expenses) incurred in connection with this Agreement or any of the transactions contemplated hereby. In addition, AVS acknowledges and agrees that neither Bearings Company nor Wencor West will be obligated to reimburse AVS for any of the time or attention devoted by any of their employees, officers, directors or agents to the negotiation and execution of this Agreement or any of the transactions contemplated hereby, or for any of the incidental costs or expenses incurred by them in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby. Similarly, AVS will not be obligated to reimburse Bearings Company for any of the time or attention devoted by any of Bearings Company's employees, officers, directors or agents to the negotiation and execution of this Agreement or any of the transactions contemplated hereby, or for any of the incidental costs or expenses incurred by them in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby.

         11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.14 Incorporation of Recitals, Exhibits and Schedules. The above Recitals and all Exhibits and Schedules identified in this Agreement and attached hereto are deemed to be incorporated herein by reference and made a part hereof.

         11.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         11.16 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Dover, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that all claims in respect of the action or proceeding shall be heard and determined exclusively in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court or before any other tribunal. Each of the Parties hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided at law or in equity.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement effective as of the Effective Date.

                                            WENCOR WEST:
                                            ------------

                                            WENCOR WEST, INC.,
                                            a Utah corporation


                                            By:  /s/ J. Brent Wood
                                                 -------------------------------
                                                 J. Brent Wood
                                            Its: President

                                            AVIATION SALES:
                                            ---------------

                                            AVIATION SALES COMPANY,
                                            a Delaware corporation


                                            By:  /s/ Dale S. Baker
                                                 -------------------------------
                                                 Dale S. Baker
                                            Its: Chairman and Chief
                                                   Executive Officer

                                            DISTRIBUTION SERVICES:
                                            ----------------------

                                            AVIATION SALES DISTRIBUTION SERVICES
                                            COMPANY,
                                            a Delaware corporation


                                            By:  /s/ Dale S. Baker
                                                 -------------------------------
                                                 Dale S. Baker
                                            Its: Chairman